UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported) December 5, 2006
HEI, Inc.

(Exact name of registrant as specified in its charter)

Minnesota	0-10078	41-0944876

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

PO Box 5000, 1495 Steiger Lake Lane, Victoria, Minnesota	55386

(Address of principal executive offices)	(Zip Code)

(Registrant’s telephone number, including area code)	(952) 443-2500
Not Applicable

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.
     On December 5, 2006, HEI, Inc. (the “Company”) received a notice from the Listing Qualifications Department of The Nasdaq Stock Market indicating that, based on the Company’s Form 10-K for the quarter ended September 2, 2006, the Company’s stockholders’ equity does not comply with the minimum $10,000,000 stockholders’ equity requirement for continued listing on The Nasdaq Global Market as set forth in Marketplace Rule 4450(a)(3).
     Nasdaq is reviewing the Company’s eligibility for continued listing on The Nasdaq Global Market. The Company, on or before December 20, 2006, is required to provide a specific plan to achieve and sustain compliance with Nasdaq Global Market listing requirements, including the minimum stockholders’ equity standard. The Nasdaq staff will contact the Company after reviewing the plan with any questions or concerns regarding the plan. If the Nasdaq staff determines that the Company has not presented a definitive plan to achieve compliance in the short term and sustain compliance in the long term, they will provide written notification that the Company’s securities will be delisted, which will set forth the reasons for their determination. At that time, the Company may appeal Staff’s decision to a Nasdaq Listing Qualifications Panel.
     The December 5, 2006 notice also states that, alternatively, the Company may apply to transfer its common stock to The Nasdaq Capital Market if the Company satisfies the requirements for inclusion on The Nasdaq Capital Market. The Company intends to consider making an application to transfer its common stock from the Nasdaq National Market, where it is currently listed, to the Nasdaq Capital Market. The application to transfer the Company’s listing to The Nasdaq Capital Market, along with applicable applications fees, would be due by December 20, 2006.
     A press release announcing the receipt of the above notice, as required by Marketplace Rule 4803(a), is attached hereto as Exhibit 99.1.
Section 9 — Financial Statements and Exhibits
Item 9.01 Financial Statements and Exhibits
     (c) Exhibits:

99.1	Press Release dated December 8, 2006

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HEI, INC.
Date: December 5, 2006
By	/s/ Mark B. Thomas
Mark B. Thomas
Its: Chief Executive Officer and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release dated December 8, 2006

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